Exhibit 10.4

April 11, 2024

Dear Daniel Cosgrove,
Benson Hill Holdings, Inc. (the “Company”), a Delaware corporation, is pleased to formally extend you a confidential offer of employment as our Chief Administrative Officer. You will report directly to Adrienne Elsner, Chief Executive Officer.

Your first day of employment is targeted to be on or before April 15, 2024. This date will be finalized upon your acceptance of this offer and the successful completion of a background check. In this role, given your knowledge and experience, we believe you will make a significant impact to our organization.

We invite you to join our team under the following arrangements:

1.Salary
Your annual salary will be $350,000 based working 30 hours per week, subject to appropriate withholdings. We are paid on a bi-weekly basis. This position is considered full-time exempt, meaning you are ineligible for overtime for hours worked more than forty (40) in a given week. In order to maintain full-time status, you must work a minimum of 30 hours per week. Merit reviews are conducted on an annual basis, subject to business conditions. Consideration for merit increase will be given in 2024.

2.Annual Incentive Program (AIP)
You are eligible for the 2024 Company Annual Incentive Program (paid Q1 2025) at 40% of your annual salary as a target level. This program is considered “payment for success” in that your potential bonus payout will be dependent on both company performance and your individual performance. Payment of this plan will be at the discretion of the Compensation Committee of the Board of Directors of Benson Hill, Inc., the Company’s parent. The bonus payout is prorated based on hire date.

3.Sign On Equity Offering
You will be granted a one-time equity award in the amount of 350,000 RSUs set to time vest annually over two years. Under your equity award agreement, if (i) your service is terminated by the Company for reasons other than Cause or performance, (ii) such termination occurs within 12 months following a Change in Control, and (iii) and subject to you executing a Separation Agreement and General Release (a “Release”) prepared by the Company, then any unvested portion of your 2024 RSUs will vest on the date your Release becomes effective and irrevocable.

4.Paid Time Off (PTO)
The Company offers a strong paid time-off (PTO) plan which includes nine paid holidays per annum as well as flexible PTO with no cap or accrual. PTO requests must be approved by your direct manager.

5.Benefits
The Company provides a strong benefit package for its’ employees. You will be eligible for medical, dental, and vision benefits effective on your start date. The current cost during the 2024 plan year for medical coverage ranges depending on the coverage you select. The Company offers dental and vision benefits at low cost. We also provide short-term disability, long-term disability and life insurance. All benefits are reviewed annually and will be reviewed on January 1, 2025.

1001 N. Warson Rd. Suite 300, St. Louis, Missouri 63132

Should you experience a termination by the Company without Cause or due to performance you will receive severance benefits to total six (6) months of salary and benefits continuation. This benefit is not meant to be additive to any severance benefits offered by the Company’s Severance Pay Plan but instead to redefine the minimum benefit offered based on years of service.

6.Indemnification
At all times during the Employment Term and thereafter, the Company will provide Executive with indemnification under the Company’s organizational documents and director and officer liability insurance coverage, all on terms no less favorable than the coverage provided to other Company executives. In this regard, Company and Executive agree to execute and be bound by the Company’s standard indemnity agreement for its officers and directors, which is attached hereto as Exhibit A (the “Indemnity Agreement”).

7. 401(k)
You will be eligible to enroll in our 401(k) plan effective on your start date. Under the current plan, the Company matches 100% on the first three percent of your base salary that you contribute, and then matches 50% on the fourth and fifth percent of your base salary, all of which vest immediately.

8.At-Will Employment
We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice, and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

This offer of employment is contingent upon your submission of original documents verifying your identity and your employment eligibility as required by Federal law, and contingent upon acceptable results of references, a background check and the execution of a Loyalty Agreement.

We greatly look forward to you joining our team and helping us reach our goals. Best,

/s/ Adrienne Elsner	April 11, 2024
Adrienne Elsner	Date
Chief Executive Officer

I CONFIRM ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS OUTLINED IN THIS OFFER LETTER

/s/ Daniel J. Cosgrove	4/11/2024
Daniel Cosgrove	Date
1001 N. Warson Rd. Suite 300, St. Louis, Missouri 63132